Exhibit 10.25

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), dated as of May 6, 2009, and effective as of February 4, 2008 (the “Closing Date”), by and among Intelsat Global, Ltd. (formerly known as Serafina Holdings Limited, referred to as the “Parent”), a Bermuda exempted company, Intelsat, Ltd. (the “Company”), and Phillip L. Spector (the “Executive”), a resident of the State of Florida.

WHEREAS, the Executive is currently employed by the Company under the terms and conditions of an employment agreement dated January 31, 2005 (as amended June 21, 2005, March 8, 2006, March 16, 2007 and December 29, 2008 the “Previous Employment Agreement”); and

WHEREAS, pursuant to the transactions contemplated by the Share Purchase Agreement among the Company, Intelsat Holdings, Ltd. (Bermuda), the Parent, and Serafina Acquisition Limited (Bermuda) as of June 19, 2007 (the “Share Purchase Agreement”), the Company became a wholly owned subsidiary of the Parent on the Closing Date; and

WHEREAS, the Company desires to continue to employ the Executive on a full-time basis and the Executive desires to continue to be so employed by the Company on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein (including, without limitation, the Company’s employment of the Executive and the advantages and benefits thereby inuring to the Executive) and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

1. Effectiveness of Agreement and Employment of the Executive.

1.1 Effectiveness of Agreement. This Agreement shall be effective as of the Closing Date (the “Effective Date”).

1.2 Employment by the Company.

(a) Position and Duties. During the Employment Period (as defined in Section 3 hereof), the Executive shall serve as the Executive Vice President and General Counsel of the Parent and the Company. In this capacity, the Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as the Company’s Chief Executive Officer (the “CEO”) shall designate from time to time that are not inconsistent with the Executive’s position as Executive Vice President and General Counsel. The Executive shall be the Executive Vice President and General Counsel of the Parent’s entire group of businesses, including without limitation any business that may become part of or affiliated with such group as a result of future mergers, acquisitions or similar transactions by or with the Parent, but excluding Intelsat General Corporation. The Executive acknowledges that he shall be required to travel on business in connection with the performance of his duties hereunder. The Executive shall directly and exclusively report to the CEO, and perform such duties and services for, the Parent, the Company and the Company’s subsidiaries and affiliates (such subsidiaries and affiliates, including any company in which the Company may not have control but has an equity or debt investment) collectively, “Affiliates”) as may be designated from time to time by the Company’s Board of Directors (the “Board”) or the CEO. The Executive also agrees to serve, without additional compensation, as the Executive Vice President and General Counsel of any Affiliate if so requested by the Board or the CEO.

(b) Permissible Activities. During the Employment Period, the Executive shall devote all of his business time and attention to his employment under this Agreement; provided, however, that, subject to the provisions of Sections 5.1 and 5.3, the Executive may: (i) serve as a non-executive director on the boards of directors of not more than two for-profit companies (other than the Company and its Affiliates) during the Employment Period, unless the Executive obtains the prior written consent of the Company to serve as a non-executive director on any other board of directors, (ii) serve on the boards of directors of non-profit organizations, (iii) participate in charitable, civic, educational, professional, community or industry affairs, and (iv) manage the Executive’s passive personal investments, so long as such activities, individually or in the aggregate, do not interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict.

1.3 Location. During the Employment Period, the Executive’s principal place of employment shall be at the Company’s offices in Washington, D.C. and Florida except for necessary travel on the Company’s business; provided, however, that it is the parties’ current intention that the Executive will spend an appropriate amount of time working at the Company’s headquarters, currently located in Bermuda, in order to fulfill his duties.

2. Compensation and Benefits.

2.1 (a) Salary. During the Employment Period, the Company shall pay the Executive for services during his employment under this Agreement a base salary of no less than the annual rate at five hundred and fifteen thousand dollars ($515,000) (which was increased, effective February 16, 2009, to five hundred and twenty-seven thousand eight hundred seventy-five dollars ($527,875), and as may be further increased from time to time, the “Base Salary”). The Base Salary received by the Executive shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) no less frequently than annually. Any and all increases to the Executive’s Base Salary shall be determined by the Compensation Committee, in its sole discretion. Increases to the Base Salary, as approved by the Compensation Committee from time to time, shall not require written amendment of this Agreement, and the increased Base Salary, once effective, shall be the Base Salary for all purposes under this Agreement. During the Employment Period, such Base Salary shall be payable in equal biweekly installments pursuant to the Company’s customary payroll policies in force at the time of payment, less any required or authorized payroll deductions. The Base Salary may be increased, but not decreased, during the Employment Period. Any amounts due to Executive with respect to his Base Salary for the period between the Effective Date and the execution of this Agreement shall be paid to the Executive in a lump sum (less applicable withholding amounts) no later than the first payroll payment date after the execution of this Agreement.

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(b) Annual Bonus.

(i) Basic Bonus. For each calendar year (or other fiscal year period, if the Company changes from a calendar fiscal year) during the Employment Period, the Executive shall be eligible to receive an annual bonus with a target amount of sixty-five percent (65%) of his Base Salary (“Basic Bonus”), subject to his satisfaction of objective performance criteria that have been pre-established by the Compensation Committee in a consistent manner with those of other senior executives of the Company and following consultation with the Executive.

(ii) Stretch Bonus. In addition to the Basic Bonus and for each calendar year (or other fiscal year period, if the Company changes from a calendar fiscal year) during the Employment Period, the Executive shall be eligible to receive an additional bonus of up to fifty percent (50%) of the Executive’s Base Salary (“Stretch Bonus”), in the event of the Executive’s satisfaction of objective stretch performance criteria that have been pre-established by the Compensation Committee following consultation with the Executive.

(iii) Super Stretch Bonus. In addition to the Basic Bonus and Stretch Bonus and for each calendar year (or other fiscal year period, if the Company changes from a calendar fiscal year) during the Employment Period, the Executive shall be eligible to receive a second additional bonus of up to fifteen percent (15%) of the Executive’s Base Salary (“Super Stretch Bonus”), in the event of the Executive’s satisfaction of significant stretch objective performance criteria that have been pre-established by the Compensation Committee following consultation with the Executive.

All bonuses, to the extent earned for a particular year, shall be paid in the following calendar year but prior to March 15th of such following calendar year. The Basic Bonus, Stretch Bonus and Super Stretch Bonus shall be calculated based on the annual Base Salary as in effect at the end of each applicable calendar year. The Basic Bonus and the Stretch Bonus shall be referred herein as the “Target Bonus”. The Executive acknowledges and agrees that if the Company becomes a “publicly held corporation” within the meaning of Section 162(m)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), that all annual compensation bonuses described in this Section 2.1(b) may, in the Company’s discretion, be payable pursuant to a “qualified performance based compensation” bonus plan established by the Company in accordance with Code Section 162(m) and the regulations thereunder; provided that target percentages of Executive’s Base Salary associated with the Basic Bonus (65%), Stretch Bonus (50%) and Super Stretch Bonus (15%) shall not be reduced under any such “qualified performance based compensation” bonus plan.

(c) Equity Arrangement. The Executive has been previously granted Class A restricted shares, shall be granted an Option (the “Option”) to purchase Class A shares and shall be granted Class B restricted shares which shall be subject to the terms and conditions as set forth in the equity award agreements executed May 6, 2009 (for Class A restricted shares, the “Class A Restricted Share Agreement,” for Class B restricted shares, the “Class B Restricted Share Agreement,” for the Option, the “Option Agreement” and collectively, the “Equity Award Agreements”). The Equity Award Agreements provide that if the Company consummates an acquisition by or merger of the Company through a transaction or series of transactions with any of those certain Person(s) (as defined in that certain Intelsat Global, Ltd. 2008 Share Incentive

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Plan, effective February 4, 2008) described in the Board resolution dated December 29, 2008 but after which the Sponsor Shareholders do not in the aggregate possess beneficial ownership of more than fifty percent (50%) of the voting securities (for the election of directors) of the Company or its successor (a “Significant Corporate Event”), then if on or following such Significant Corporate Event (i) (A) the affirmative written consent of the Sponsor Shareholders or a representative thereof is not required for the Company to terminate the Executive’s employment at the time of such termination and (B) the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason (each as defined below), then the applicable vesting provisions shall apply as if a Change in Control had occurred immediately prior to such termination of employment, or (ii) (A) the affirmative written consent of the Sponsor Shareholders or a representative thereof is required for the Company to terminate the Executive’s employment at the time of such termination and at all times theretofore, and (B) the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason on or after the date that is eighteen (18) months following the date of such Significant Corporate Event, then the applicable vesting provisions shall apply as if a Change in Control had occurred immediately prior to such termination of employment (and, for the avoidance of doubt, if affirmative consent of the Sponsor Shareholders or a representative thereof is required to terminate the Executive’s employment and the Executive’s employment is terminated for any reason within the 18 month period commencing on the date of a Significant Corporate Event, then no Change in Control vesting provisions shall apply).

2.2 Benefits.

(a) During the Employment Period, the Executive shall be eligible to receive the benefits as set forth in Exhibit C attached hereto. In addition, the Executive shall be eligible to participate, in any group insurance, hospitalization, medical, dental, vision, health and accident, disability, life insurance and enhanced executive life insurance, deferred compensation, fringe benefit and retirement plans or programs of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof to the extent that all other similarly situated senior executives participate in such plans or programs and on the same basis and at the same levels as other similarly situated senior executives of the Company generally.

(b) In consideration for the Executive’s waiver of any and all claims arising under Section 2.2 of the Previous Employment Agreement with respect to benefits available to certain pre-privatization Company employees, the Company shall provide to the Executive (and to the Executive’s spouse as of the date of “Retirement” (as defined in clause (i) below) (“Spouse”) and dependent children at the time of the Executive’s Retirement (“Dependent Children”) retiree medical benefits for the respective lifetimes of the Executive and his Spouse (but not for the lifetime of his Dependent Children if both the Executive and his Spouse predecease them), subject to the following terms, provisions and limitations:

(i) The retiree medical benefits to be provided to the Executive, his Spouse, and his surviving dependent children pursuant to this subparagraph (b) shall be provided upon any termination of the Executive’s employment described in Sections 4.2 through 4.6 hereof (his “Retirement”).

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(ii) The retiree medical benefits to be provided to the Executive (and his Spouse and surviving dependent children) shall be separate from, but equivalent to those medical, prescription drug, vision and dental benefits provided to Company retirees (and their surviving spouses and surviving dependent children) under the Intelsat Group Welfare Benefits Plan (the “Plan”) (which, for the avoidance of doubt, shall be the same retiree medical benefits provided to individuals who were employed by the Company, but not eligible for retirement, at the time the Company was privatized), and such retiree medical benefits shall be provided under a sub-plan of the Plan; provided, however, that if the Plan is cancelled or terminated by the Company during the Executive’s lifetime, or, if applicable, the Spouse’s lifetime, the Company shall continue to provide retiree medical benefits, as applicable, to the Executive, his Spouse and surviving dependent children on substantially similar terms and conditions as those provided in the Plan prior to any such termination or cancellation.

(iii) In January and July of each year, the Executive (or the Spouse or surviving dependent children, as the case may be, shall pay to the Company, on an after-tax basis, an amount equal to the full premium cost of coverage under the Plan for such retiree medical benefits (determined in accordance with the methodology under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or such other method as determined by the Internal Revenue Service under Code Section 105(h)) for such month and the next five (5) months (with a payment for any stub period in the month of any termination of employment). Within thirty (30) days of such payment, the Company shall pay to the Executive (or the Spouse or surviving dependent children, as applicable), in cash (less required withholding) an amount equal to (A) the full cost of such premium coverage, less any premium amount that would have been payable by the Executive (or the Spouse or surviving dependent children, as the case may be) if he (or they) were participants in the Plan, plus (B) an additional tax “gross up” payment to cover all estimated applicable local, state and federal income and payroll taxes imposed on the Executive with respect to such payment and such additional payment. The provision of in-kind benefits and the reimbursement of expenses incurred by the Executive shall be subject to, and provided in accordance with the provisions of Treas. Reg. Section §1.409A-3(i)(1)(iv) and (v), including the provision that the amount of expenses eligible for reimbursement or in-kind benefits provided during a calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided during any other calendar year. Any reimbursement that is taxable income to the Executive shall be paid pursuant to Section 8(c) hereof.

(iv) The parties acknowledge that, for purposes of any continuation coverage rights that might be available to the Executive, his Spouse, or his surviving dependent children under Section 601 et. seq. of the Employee Retirement Income Security Act, Code Section 4980B or any similar state or local law, the continuation coverage period shall be deemed to have commenced as of the date on which the Company commences providing retiree medical benefits hereunder to the Executive (or his surviving spouse or surviving dependent children, as the case may be).

2.3 Expenses. During the Employment Period, pursuant to the Company’s customary reimbursement policies in force at the time of payment, the Executive shall be promptly reimbursed, subject to the Executive’s presentation of vouchers or receipts therefor, for all expenses incurred by the Executive on behalf of the Company or any of its Affiliates in the performance of the Executive’s duties hereunder. Any reimbursement that is taxable income to the Executive shall be paid pursuant to Section 8.3 hereof.

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2.4 Other Benefits. In the event additional enhanced benefits are granted to other members of the Company’s executive or management committees that are materially different than the benefits granted to the Executive hereunder or pursuant to any other benefit plans, policies or programs of the Company, the Executive shall be entitled to the receipt of such other benefits and the parties hereto will amend this Agreement to reflect such additional benefits.

3. Employment Period. The Executive’s employment under this Agreement commenced as of the Effective Date, and shall terminate on the first anniversary thereof, unless terminated earlier pursuant to Section 4 (the “Initial Employment Period”). Unless written notice of either party’s desire to terminate this Agreement has been given to the other party at least ninety (90) days but no more than one hundred and twenty (120) days prior to the expiration of the Initial Employment Period (or any renewal thereof contemplated by this sentence), the term of the Executive’s employment hereunder shall be automatically renewed for successive one-year periods (such term, including the Initial Employment Period, as it may be extended, the “Employment Period”). A notice of non-renewal provided by the Company shall be treated as a termination by the Company without Cause for purposes of Section 4.4 hereof and any equity grants, and a notice of non-renewal provided by the Executive shall be treated as a termination by the Executive without Good Reason for purposes of Section 4.6 hereof and any equity grants.

4. Termination and Forfeiture of Payments and Benefits.

4.1 Termination by the Company for Cause. The Executive’s employment with the Company may be terminated at any time by the Company for Cause.

(a) Upon a termination for Cause, the Company shall have no obligation to the Executive pursuant to this Agreement other than the payment of (i) the Executive’s then current accrued and unpaid Base Salary through his date of termination in accordance with the Company’s payroll practices, (ii) any accrued and unpaid bonus for the calendar year preceding the calendar year of termination, payable in accordance with Section 2.1(b) hereof, (iii) any unreimbursed business expenses incurred prior to the date of termination in accordance with Section 2.3 hereof and (iv) any other amounts and benefits the Executive is entitled to receive required by law or under any employee benefit plan and programs or equity plan or grant in accordance with the terms and provisions of such plans, programs, equity plan and grants. Collectively, Sections 4.1(a)(i) through 4.1(a)(iv) hereof shall be hereafter referred to as the “Accrued Amounts”.

(b) For purposes of this Agreement, the term “Cause” shall mean any of the following: (i) the Executive’s failure to perform materially his duties under the Agreement (other than by reason of illness or disability), (ii) the Executive’s indictment for, conviction of, or plea of no contest to, a felony or his indictment for, conviction of, or plea of no contest to, any other crime involving moral turpitude or his indictment for or conviction of a material dishonest act or fraud against the Company or any of its Affiliates, (iii) any act or omission by the Executive that is the result of his misconduct or gross negligence and that is, or may reasonably

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be expected to be, materially injurious to the financial condition, business or reputation of the Company or any of its Affiliates, or (iv) the Executive’s breach of any material provision of this Agreement. Any such occurrence described in clause (i) or (iv) of the preceding sentence that is curable shall constitute “Cause” only after the Company has given the Executive written notice of, and twenty (20) business days’ opportunity to cure, such violation, and then only if such occurrence is not cured. Notwithstanding the foregoing, if prior to the Executive’s termination of employment without Cause (x) the Executive commits a felony and (y) the Executive is later convicted of such felony following the date of such termination of employment, then the Executive shall repay to the Company all payments received by the Executive pursuant to Section 4.4 of this Agreement and the Company may repurchase the Executive’s outstanding common shares pursuant to those provisions of the applicable equity award agreements or shareholders’ agreements that would have applied to a repurchase of such common shares if the Executive had been terminated for Cause.

4.2 Disability. If, during the Employment Period, the Executive becomes “disabled” within the meaning of the Company’s applicable long-term disability plan, the Company shall have the right to terminate the Executive’s employment with the Company upon written notice to the Executive. Notwithstanding the foregoing, in the event that as a result of absence because of mental or physical incapacity Executive incurs a “separation from service” within the meaning of such term under Code Section 409A (as defined in Section 8 hereof), Executive shall on such date automatically be terminated from employment because of Disability. Upon such a termination, the Company shall have no obligation to the Executive other than to pay the Executive (i) the Accrued Amounts, (ii) the benefits set forth in Section 2.2(b) hereof and (iii) a pro-rata Target Bonus (but not any Super Stretch Bonus) payment for the year of termination based on actual results and the portion of the fiscal year the Executive was employed by the Company through the effective date of such termination, payable in the calendar year following such termination at such time bonuses are paid to the Company’s other senior executives but prior to March 15th of such following calendar year (the “Pro-Rata Bonus”).

4.3 Death. The Executive’s employment with the Company shall terminate automatically upon the death of the Executive and the Company shall have no obligation to the Executive or the Executive’s estate other than to pay the Executive (i) the Accrued Amounts through the date of the Executive’s death, (ii) the benefits set forth in Section 2.2(b) hereof and (iii) the Pro-Rata Bonus.

4.4 Termination by the Company Without Cause. The Executive’s employment with the Company may be terminated at any time by the Company without Cause upon prior written notice. Subject to the Executive’s continued compliance with his obligations under this Agreement and except as otherwise required by law or by the terms of the Company’s benefit plans (excluding severance plans) the Company shall have no obligation to the Executive other than: (i) the payment to the Executive of the Accrued Amounts; (ii) the benefits set forth in Section 2.2(b) hereof, (iii) the payment to the Executive of the Pro-Rata Bonus; (iv) subject to Section 8.2 hereof, the payment of any deferred bonus; and (v) subject to Sections 8.2 and 4.7 hereof, a lump-sum payment of an amount equal to 1.25 times the sum of (x) the Executive’s annual Base Salary plus (y) the Basic Bonus (as in effect as of the date of termination) payable

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on the sixtieth (60th) day after such termination, provided that payment in a lump-sum cash amount shall be effective January 1, 2009, and upon any termination theretofore the amounts shall be paid as provided in the Previous Employment Agreement, subject to the provisions of Section 8.2 hereof. In the event that the Executive is eligible to receive the severance benefits provided for by this Section 4.4, the Executive shall not be eligible to receive severance benefits under any other Company plan, policy, or agreement.

4.5 Termination by the Executive for Good Reason. (a) During the Employment Period, the Executive’s employment with the Company may be terminated by the Executive for Good Reason, if the Executive provides the Company with notice within ninety (90) days following the first occurrence of the event constituting Good Reason detailing the specific circumstances alleged to constitute Good Reason. In the event that the Executive terminates his employment with the Company for Good Reason, the Executive shall be entitled to the same payments and benefits that he would have been entitled to receive under Section 4.4 if his employment had been terminated by the Company without Cause.

(b) For purposes of this Agreement, the term “Good Reason” shall mean any of the following conditions or events without the Executive’s prior consent: (i) a material diminution of the Executive’s title or a material diminution of the Executive’s position or responsibilities that is inconsistent with the Executive’s title, (ii) a material breach by the Company of any terms of the Agreement, (iii) a reduction in the Executive’s Base Salary or bonus potential, or the failure to pay the Executive any material amount of compensation when due, or (iv) a relocation of the Company’s principal U.S. place of business more than fifty (50) miles away from Washington, D.C. Any such occurrence of a condition or event set forth in clause (i)–(iv) above shall constitute “Good Reason” only after the Executive has given the Company written notice of, and thirty (30) business days’ opportunity to cure such violation(s). Any termination of employment as a result of Good Reason shall occur within one hundred and eighty (180) days of the occurrence of the Good Reason event.

4.6 Termination by the Executive Without Good Reason. The Executive may voluntarily resign from his employment with the Company without Good Reason, provided that the Executive shall provide the Company with ninety (90) days’ advance written notice (which notice requirement may be waived, in whole or in part, by the Company in its sole discretion) of his intent to terminate. Upon such a termination, the Company shall have no obligation to the Executive other than (i) the payment to the Executive of the Accrued Amounts through the effective date of such termination as initially specified by the Executive (without giving effect to any waiver of the 90-day notice requirement), provided that the Company’s obligation shall not extend beyond 90 days from the date of the Executive’s notice of termination; and (ii) the benefits set forth in Section 2.2(b) hereof.

4.7 Release of Claims. Any and all amounts payable and benefits or additional rights provided pursuant to Sections 4.4 and 4.5 beyond the Accrued Amounts shall only be payable if the Executive delivers to the Company and does not revoke a waiver and release of claims in the form attached hereto as Exhibit A and such waiver and release of claims shall have become effective in accordance with its terms. Such waiver and release of claims shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. Not later than seven (7) business days after the termination of employment, the Company shall deliver the waiver and release to the Executive duly executed by the Parent and the Company.

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4.8 Resignation. Upon a termination of employment, the Executive will upon the Company’s request resign from all boards of directors and officer positions of the Company and any of its Affiliates.

4.9 No Mitigation/No Set Off/Beneficiary. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer. The Company’s obligation to pay the Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set off, counterclaim or recoupment.

4.10 Beneficiary. In the event the Executive dies after termination of employment, but prior to the payment of any amounts due under Section 4, such amounts shall be paid to the Executive’s estate, except that if the Executive provides written notice to the Company’s senior human resources personnel of a designated beneficiary or designated beneficiaries then such amount shall be paid to such designated beneficiary or designated beneficiaries.

4.11 280G Gross-Up. In the event that any amount or benefit that may be paid or otherwise provided to or in respect of the Executive by the Company or any affiliated company, whether pursuant to this Agreement or otherwise, is or may become subject to the tax imposed under Code Section 4999, the provisions of Exhibit D attached hereto shall be applicable.

5. Covenants.

5.1 The Executive understands that, in the course of his or her employment with the Company, he or she will be given access to confidential information and trade secrets including, but not limit to, discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flowcharts, research, development, processes, procedures, “know-how,” marketing techniques and materials, marketing and development plans, business plans, merger or acquisition investigations, customer names and other information relating to customers, price lists, pricing policies, and financial information (“Confidential Information”). Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as Confidential information, whether or not owned or developed by the Company. The Executive agrees that during his employment by the Company and thereafter to hold in confidence and not to directly or indirectly reveal, report, publish, disclose, or transfer any Confidential Information to any person or entity, or utilize any Confidential Information for any purpose, except in the course of the Executive’s work for the Company. The Executive agrees to turn over all copies of Confidential Information in his control to the Company upon request or upon termination of his employment with the Company. For purposes of this Section 5.1, the “Company” shall include Affiliates of the Company. The Executive agrees to enter into as of May 6, 2009 the Company’s general Conflict of Interest and Confidentiality Agreement set forth on Exhibit B.

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5.2 The Executive agrees that, during his employment with the Company and for one (1) year thereafter (the “Restricted Period”), he will not, either directly or indirectly, hire Company employees or former employees (which shall for this purpose include any individual employed by the Company at any point during the year preceding such hiring), induce, persuade, solicit or any attempt to induce, persuade, or solicit any of the Company’s employees to leave the Company’s employ, nor will he help others to do so except to the extent that any such inducement, persuasion or solicitation or attempt to induce, persuade or solicit a Company employee to leave the Company’s employ during his employment is necessary or desirable as determined by the Executive’s good faith judgment in connection with the performance of the Executive’s duties to the Company as set forth in this Agreement. This means, among other things, that if the Executive’s employment with the Company terminates (whether voluntarily or involuntarily), he shall refrain for one (1) year from in any way helping any person or entity hire any of his former, fellow employees away from the Company, provided that the Executive may serve as a reference for such employees and former employees and actions taken by any person or entity with which the Executive is associated if the Executive is not, directly or indirectly, personally involved in any manner in the matter and has not identified such Company-related person or Affiliates for soliciting or hiring will not be considered a violation for purposes of this Section 5.2. This shall not be construed to prohibit general solicitations of employment through the placing of advertisements. For purposes of this Section 5.2, the Company shall include Affiliates of the Company.

5.3 The Executive agrees that, during the Restricted Period, he shall not, without the prior written consent of the Board, engage in or become associated with any business or other endeavor engaged in or competitive with the businesses (the “Protected Businesses”) conducted by the Company or its Affiliates (which Protected Businesses include, without limitation, the provision of FSS services on a retail basis, a wholesale basis and on a distributor basis); provided, that, the Protected Businesses shall not include any other businesses of an entity (i) directly or indirectly owned or controlled by any Sponsor Shareholder (as such term is defined in the current draft of the Management Shareholders Agreement) (unless those businesses are businesses of the Company or any of its Subsidiaries or businesses of other entities in which the Company, directly or indirectly, owns 20% or more of the equity interests) or (ii) in which the Company, directly or indirectly, owns less than 20% of the equity interests. For these purposes, the Executive shall be considered to have become “associated with” a business or other endeavor if the Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in that business. The foregoing shall not be construed to forbid the Executive from (i) engaging in the practice of law with a law firm or similar entity, where such firm or entity may have among its clients (and the Executive may assist in representing) businesses engaged in the Protected Businesses so long as the Executive complies with the provisions of Section 5.1 or (ii) making or retaining investments in less than one percent of the equity of any entity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

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5.4 The Executive agrees that during and after his employment by the Company, the Executive will assist the Company and its Affiliates in the defense of any claims, or potential claims that may be made or threatened to be made against the Company or any of its Affiliates in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or any of its Affiliates in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Company. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company or any of its Affiliates (or their actions), regardless of whether a lawsuit has then been filed against the Company or any of its Affiliates with respect to such investigation. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including lost wages or other benefits, travel expenses and any attorneys’ fees. Any reimbursement that is taxable income to the Executive shall be paid pursuant to Section 8.3 hereof.

5.5 The Company and the Executive acknowledge that the time, scope, geographic area and other provisions of this Section 5 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. The Executive acknowledges and agrees that the terms of this Section 5: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Company and its Affiliates, (iii) impose no undue hardship on the Executive and (iv) are not injurious to the public. The Executive further acknowledges and agrees that (x) the Executive’s breach of the provisions of this Section 5 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. The parties hereto acknowledge and agree that the provisions of Section 7.8 below are accurate and necessary because (A) this Agreement is entered into in the District of Columbia, (B) as of the Closing Date, the District of Columbia will have a substantial relationship to the parties hereto and to the transactions contemplated by the Share Purchase Agreement, (C) the use of District of Columbia law provides certainty to the parties hereto in any covenant litigation in the United States, and (D) enforcement of the provisions of this Section 5 would not violate any fundamental public policy of the District of Columbia or any other jurisdiction. In the event that the agreements in this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend

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only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

6. Notices. Any notice or communication given by either party hereto to the other shall be in writing and personally delivered; mailed by registered or certified mail, return receipt requested, postage prepaid; delivered by an internationally recognized delivery or courier service (such as FedEx or DHL); delivered by facsimile; or sent by electronic mail if the recipient acknowledges receipt, to the following addresses:

If to the Company:

Intelsat, Ltd.

North Tower, 2nd Floor

90 Pitts Bay Road

Pembroke HM 08, Bermuda

Telecopy: +441-292-8300

Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Intelsat Corporation

3400 International Drive, NW

Washington, DC 20008-3006

Telecopy: (202) 944-7440

Attention: Chief Executive Officer

If to the Parent:

Intelsat Global, Ltd.

North Tower, 2nd Floor

90 Pitts Bay Road

Pembroke HM 08, Bermuda

Telecopy: +441-292-8300

Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Intelsat Corporation

3400 International Drive, NW

Washington, DC 20008-3006

Telecopy: (202) 944-7440

Attention: Chief Executive Officer

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With a copy (which shall not constitute notice) to:

BC Partners Limited

40 Portman Square

London W1H 6DA

United Kingdom

Telecopy: (44) 20-7009-4899

Attention: Raymond Svider

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Telecopy: (212) 906 - 1826

Attention:  Raymond Lin, Esq.

                  Bradd Williamson , Esq.

If to the Executive:

The most recent address on file for the Executive at the Company.

With a copy (which shall not constitute notice) to:

Proskauer Rose LLP

1585 Broadway

New York, New York 10036

Attention: Michael Sirkin, Esq.

Any notice shall be deemed given when actually delivered to such party at the designated address, or five days after such notice has been mailed or sent by overnight courier or when sent by facsimile with printed confirmation, whichever comes earliest. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.

7. Miscellaneous.

7.1 Representation. No agreements or obligations exist to which the Executive is a party or otherwise bound, in writing or otherwise, that in any way interfere with, impede or preclude him from fulfilling all of the terms and conditions of this Agreement and there are no material (i) threatened claims that (x) are unresolved and still outstanding as of the date hereof and (y) have been received by the Executive in writing during the 24 months prior to the date hereof, (ii) existing claims, and (iii) pending claims, in each case, against him of which he is aware, if any, as a result of his employment with any previous employer or his membership on any boards of directors which could be reasonably expected to be materially damaging to the Executive monetarily, reputationally or otherwise.

7.2 Entire Agreement. This Agreement and the documents incorporated by reference herein (including without limitation Exhibits A through D and the Equity Award

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Agreements and a certain Letter Agreement between the Executive and the Company dated May 6, 2009) contain the entire understanding of the parties in respect of their subject matter and supersede upon their effectiveness all other prior plans, arrangements, agreements and understandings, including the Executive’s Previous Employment Agreement.

7.3 Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party against whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

7.4 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties. The Company and the Parent may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company or of the Parent, as the case may be, provided that the Company and the Parent shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise. The Executive’s rights or obligations under this Agreement may not be assigned by the Executive other than to the Executive’s estate or designated beneficiary in the event of the Executive’s death.

7.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

7.6 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the District of Columbia applicable to contracts executed and to be wholly performed therein.

7.7 Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Agreement are determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.

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7.8 Dispute Resolution. Arbitration (under a “de novo” standard of review) will be the method of resolving disputes under the Agreement, other than disputes arising under Section 5. All arbitrations arising out of this Agreement shall be conducted in Washington, D.C. Subject to the following provisions, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the “Association”) then in effect. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the Association equally. Notwithstanding the foregoing, any issue(s) previously decided under Section 16 of the Class A Restricted Share Agreement, Section 17 of the Class B Restricted Share Agreement or Section 19 of the Option Agreement shall be controlling over any similar issue(s) challenged by either party under this Section 7.8, and if any issues to be resolved under this Section 7.8 arise at the same time issues arise under the Equity Award Agreements, then such issues shall be combined and resolved under one single arbitration proceeding.

7.9 Legal Fees. The Company will promptly pay all reasonable and documented legal fees and related expenses incurred in connection with the drafting, negotiation and execution of (i) this Agreement and (ii) the other documents relating to the equity arrangements. Any reimbursement that is taxable income to the Executive shall be paid pursuant to Section 8.3 hereof.

7.10 Indemnification. The Company will, to a degree no less favorable than would be applicable under its policies and contractual obligations to similarly situated senior executives, indemnify and hold the Executive harmless from any and all liability arising from his good faith performance of services pursuant to this Agreement as an employee, officer, or director of the Company, its subsidiaries and any of its Affiliates. In addition, the Executive will have the benefit of coverage under any D&O insurance policy that the Company may have in place to the greatest extent for any director or executive of the Company. This Section 7.10 shall survive the termination of the Executive’s employment with the Company for any reason.

7.11 Withholding Taxes. All payments hereunder shall be subject to any and all applicable federal, state, local and foreign withholding taxes and all other applicable withholding amounts.

7.12 Counterparts. This Agreement may be executed in or more counterparts, each of which shall be deemed an original but all of which together shall constitute the same instrument.

8. Section 409A Compliance.

8.1 The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum

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extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Executive, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A; provided that the Company shall not reform any such provisions if such action would or could be reasonably be expected to result in any material increased costs or material liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. The Company shall use its commercially reasonable best efforts to promptly modify all plans, programs and payroll practices that Executive participates in to comply with Code Section 409A.

8.2 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this Section or that is otherwise considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 8.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in the Wall Street Journal on the first business day of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to Section 4 shall be treated as a right to receive a series of separate and distinct payments.

8.3 All expenses or other reimbursements paid pursuant to Sections 2.2(b), 2.3, 5.4 and 7.9 hereof or otherwise provided herein that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or

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exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred. Any tax gross-up payment as provided herein shall be made in any event no later than the end of the calendar year immediately following the calendar year in which the Executive remits the related taxes, and any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed.

8.4 Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

[Signature Pages to Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INTELSAT, LTD.

By:	/s/ Raymond Svider
Name:	Raymond Svider
Title:	Chairman

INTELSAT GLOBAL, LTD.

By:	/s/ Raymond Svider
Name:	Raymond Svider
Title:	Chairman

THE EXECUTIVE

/s/ Phillip L. Spector
Phillip L. Spector

[Spector Employment Agreement]

EXHIBIT A

FORM OF SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release of Claims (the “Agreement”) is made by and among NAME (the “Employee”), an individual, Intelsat Global, Ltd. (the “Parent”) and Intelsat, Ltd., a Delaware corporation (“Intelsat” or the “Company”).

WHEREAS, the Employee is a party to an Employment Agreement with the Parent and the Company, dated as of             , 2009 (the “Employment Agreement”); and

WHEREAS, the Employee’s employment with Intelsat will terminate as of                      and Intelsat desires to provide Employee with separation benefits as set forth in his Employment Agreement to assist Employee in the period of transition following Employee’s termination;

NOW THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1)	Separation Benefits.

a)	Separation Date and Final Paycheck. Employee’s employment with Intelsat will terminate effective (the “Separation Date”). The Employee received normal compensation up to and including that date, including a lump sum payment for all earned but unused vacation less all required tax withholdings and other authorized deductions.

b)	Post Employment Payments. Following Employee’s execution and non-revocation of this Agreement and provided all material Company property has been returned, Intelsat will pay to Employee severance amounts in accordance with the terms of the Employment Agreement, less all required tax withholdings and other authorized deductions.

c)	Continued Coverage Under Group Health Plans. Employee shall be entitled to elect to continue coverage under each of the Company’s group health plans in which he was enrolled as of the date his coverage ceases in accordance with the terms of the Employment Agreement, consistent with the status and level of coverage that was in place as of such date, in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 and its relevant regulations (“COBRA”) and as provided in the Employment Agreement. Subject to Section 2.2 of the Employment Agreement and all requirements of COBRA, Employee shall be solely responsible for paying the full amount of all premiums that are chargeable in connection with such coverage.

FOR THOSE ELIGIBLE ONLY:

d)	Retiree Medical Benefits. Eligibility to receive retiree medical benefits shall be subject to Section 2.2 of the Employment Agreement.

e)	Except as set forth in this Agreement or as required by federal, state or local law, Employee shall not be entitled to any additional benefits relating to Employee’s separation of employment; provided, however, that this Agreement does not affect or impair Employee’s rights to the benefits identified on Schedule 1 to this Agreement [list specific entitlements].

2)	Mutual Release.

(a) Employee, on Employee’s own part and on behalf of Employee’s dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases, acquits, and discharges the Parent, Intelsat, and their respective parent, subsidiaries, affiliates, and in such capacities, owners, trustees, directors, officers, agents, employees, stockholders, representatives, assigns, and successors (collectively referred to as “Intelsat Releasees”) with respect to and from any and all claims, wages, agreements, contracts, covenants, actions, suits, causes of action, expenses, attorneys’ fees, damages, and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Employee has at any time heretofore owned or held against said Intelsat Releasees, including, without limitation, those arising out of or in any way connected with Employee’s employment relationship with Intelsat or Employee’s separation from employment with Intelsat, except with respect to those benefits set forth in Paragraph 1 of this Agreement.

(b) In exchange for the release by you set forth herein, the Company on its own behalf and also on behalf of its affiliates, successors and assigns (the “Intelsat Releasors”) hereby agrees to unconditionally release and forever waive, discharge, and forever give up waiveable claims, demands, prayers for relief, causes of action, rights or damages (collectively, “Claims”) the Intelsat Releasors now have or may have had against you, your administrators, your heirs and your survivors and assigns (“Employee Releasees”), based on any events or circumstances arising or occurring on or prior to the date hereof including, without limitation, any Claims arising out of your employment with the Company or the termination thereof, except for any Claim which relates to or arises from (a) any unlawful or criminal acts, (b) acts of intentional wrongdoing that result in material harm to any Intelsat Releasor or (c) any obligation assumed under this Agreement by any party hereto.

(c) Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of claims: (1) that may arise after the date on which Employee signs this Agreement; (2) with respect to Employee’s right to enforce his rights that survive termination under the Employment Agreement or any other written agreement entered into between Employee and the Company (including, without limitation, any equity grants or agreements); (3) regarding rights of indemnification, advance of legal fees and directors and officers liability insurance to which Employee is entitled under the Employment Agreement, the Company’s Certificate of Incorporation or By-laws, pursuant to any separate writing between you and the Company or pursuant to applicable law; (4) relating to any claims for accrued, vested benefits under any employee benefit plan or pension plan of the Intelsat Releasees subject to the terms and conditions of such plan and applicable law; or (5) as a stockholder or optionholder of the Company.

3)	Time to Consider Agreement.

(a) Employee acknowledges that Employee: (1) has carefully read this Agreement in its entirety; (2) has had an opportunity to consider for at least twenty-one (21) days the terms of this Agreement; (3) is hereby advised by the Company in writing to consult with an attorney of Employee’s choice in connection with this Agreement; (4) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with Employee’s independent legal counsel, or has had a reasonable opportunity to do so; (5) has answered to Employee’s satisfaction by Employee’s independent legal counsel any questions Employee has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (6) is signing this Agreement voluntarily and of Employee’s own free will and agrees to abide by all the terms and conditions contained herein.

(b) Employee understands that Employee will have at least twenty-one (21) days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. Employee may accept this Agreement by signing it and returning it to the Company at the address specified pursuant to Section 6 of the Employment Agreement. After executing this Agreement, Employee shall have seven (7) days (the “Revocation Period”) to revoke this Agreement by indicating Employee’s desire to do so in writing delivered to the Company’s Chief Executive Officer at the address listed in the Employment Agreement by no later than 5:00 p.m. on the seventh (7th) day after the date you sign this Agreement. The effective date of this Agreement shall be the eighth (8th) day after you sign the Agreement (the “Agreement Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event Employee does not accept this Agreement as set forth above, or in the event Employee revokes this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Company to provide the payments and benefits provided in paragraph 1 above, shall be deemed automatically null and void.

(c) This Agreement shall not affect Employee’s rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this Agreement and does not purport to limit any right that Employee may have to file a charge under the Age Discrimination in Employment Act or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This Agreement does, however, waive and release any right to recover damages under the Age Discrimination in Employment Act or other civil rights statute.

4)

Restrictive Covenants Intact. Employee hereby acknowledges the continuing validity and enforceability of the terms of the Employment Agreement (including without limitation the noncompetition covenant of Section 5.3 (the “Noncompete”)), the Conflict of Interest and Confidentiality Agreement, and/or any other confidentiality agreement or restrictive covenant that Employee signed during Employee’s employment with Intelsat. Employee hereby affirms his/her understanding that Employee must remain in compliance with those terms following the Separation Date. In the event that it should be proven in a court of competent jurisdiction that Employee has materially violated any of the terms of the Noncompete or the Confidentiality Agreement and has failed to cure such breach following receipt of written notice of same and a reasonable opportunity to cure, Employee shall repay Intelsat, in addition to any other relief or damages to which Intelsat might be entitled, the Separation Benefits described in subparagraph 1(b).

5)	Confidentiality. Employee and Intelsat agree that the existence and terms of this Agreement are strictly confidential and that neither party shall disclose the existence or terms of this Agreement except as required by law or regulation.

6)	Mutual Nondisparagement. Employee and Intelsat covenant and agree that each party will not at any time within the period beginning on the date hereof and ending on the seventh anniversary of the date hereof, directly or indirectly, orally, in writing or through any medium (including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication) intentionally disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of the other or any of the Intelsat Releasees or the Employee Releasees. Nothing herein shall prohibit any party (i) from disclosing that Employee is no longer employed by the Company, (ii) from responding truthfully to any governmental investigation or inquiry related thereto, whether by the Securities and Exchange Commission or other governmental entity or any other law, subpoena, court order or other compulsory legal process or any disclosure requirement of the Securities and Exchange Commission, or (iii) from making traditional competitive statements in the course of promoting a competing business, so long as any statements made by Employee described in this clause (iii) do not intentionally disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of the other or any of the Intelsat Releasees or the Employee Releasees and are not based on confidential information obtained during the course of Employee’s employment with the Company.

6)	References. All inquiries to Intelsat concerning Employee’s employment shall be directed to the [Senior Vice President of Human Resources], who shall confirm dates of employment and level of compensation of the Employee during Employee’s employment with Intelsat.

8)	Miscellaneous.

(a) This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

(b) This Agreement is governed by the laws of the District of Columbia. If any of the provisions of this Agreement are held to be illegal or unenforceable, the Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable.

9)	Return of Property. Employee hereby represents to the Company that all property belonging to Intelsat has been returned, including, without limitation, all keys, access cards, passwords, access codes, and other information necessary to access any computer or electronic database; all books, files, documents, and electronic media; and all Company property of any kind that Employee has in his/her possession or control, or that Employee obtained from the Company. Employee may retain his rolodex and similar address books, including electronic address books, provided that such items only include contact information; provided further that the Company may review such rolodex and similar address books and remove any non-public Company-related information. Except with respect to any non-public Company-related information, the Company shall not remove any names or other confidential information from such rolodex and similar address books. To the extent that Employee is provided with a cell phone number by the Company during employment, the Company shall cooperate with Employee in transferring such cell phone number to Employee’s individual name following termination.

10)	Entire Agreement. Employee agrees that this Agreement contains and comprises the entire agreement and understanding between Employee, the Parent and the Company regarding Employee’s termination of employment; that there are no additional promises between Employee and the Parent and/or the Company other than those contained in this Agreement or any continuing obligations as described in paragraphs 1(e) and 4; and that this Agreement shall not be changed or modified in any way except through a writing that is signed by both the Employee and the Company; provided, that the obligations of Employee and the Company under any applicable shareholders’ agreement remain in effect without amendment by this Agreement.

[Signature Page to Follow]

The parties acknowledge that they have read the foregoing Agreement, understand its contents, and accept and agree to the provisions it contains voluntarily and knowingly, and with full understanding of its consequences.

EMPLOYEE NAME:

Date:

Intelsat Global, Ltd.

By:
[NAME] [TITLE]

Date:

Intelsat Global Service Corporation

By:
[NAME] [TITLE]

Date:

EXHIBIT B

INTELSAT CONFLICT OF INTEREST

AND CONFIDENTIALITY AGREEMENT

In consideration of my employment or continuing employment by Intelsat and the compensation received from Intelsat by me from time to time and other good and valuable consideration, the sufficiency of which I hereby acknowledge, I, Phillip L. Spector (hereinafter referred to as “Employee”), agree as follows:

(A)	PRIOR UNDERSTANDING

I.	Employee warrants as follows:

Initial as appropriate:

a.	That he or she is ( )* / is not (x) restricted by any contract with a previous employer or any other person or business from accepting employment with Intelsat,

b.	That he or she has ( )* / has not (x) signed any confidentiality, non-disclosure, or non-competition agreement with a previous employer or any other person or business that would affect Employee’s ability to perform his or her duties for Intelsat, and

c.	That he or she is ( )* / is not (x) under any other obligations to a previous employer or any other person or business except as may exist under federal or common law.

*Please provide details and copies of such contracts or agreements to your Human Resources representative prior to employment.

2.	Employee agrees that he or she will not disclose to Intelsat any trade secrets acquired during his or her employment or association with a previous employer or acquired during his or her employment or association with any other entity.

(B)	FULL EFFORTS WHILE EMPLOYED

Intelsat is entitled to Employee’s full-time efforts during the course of employment, subject to the terms of the Employee’s Employment Agreement, dated as of May 6, 2009 and effective as of February 4, 2008, by and among Intelsat Global, Ltd., Intelsat, Ltd., and the Employee (the “Employee’s Employment Agreement”). Employee may not use the facilities of, or identification with, Intelsat to carry on a private business or profession. Employee shall also not engage in a profit or non-profit activity outside employment with Intelsat if this activity:

a.	Is in competition with Intelsat or provides goods, services, or assistance to a competitor;

b.	Involves doing business with a supplier of goods or services to Intelsat or any Intelsat customer;

c.	Interferes with the Employee’s assigned duties at Intelsat.

Notwithstanding the foregoing, nothing herein shall per se prevent the Employee from performing his duties in connection with service as a non-executive director on the board of directors of other companies pursuant to Section 1.2 of the Employee’s Employment Agreement and so long as such duties do not interfere with the Employee’s duties at Intelsat.

(C)	INVENTIONS AND DISCOVERIES

Inventions and Discoveries

Except as may be provided otherwise in prior written agreements between the Employee and Intelsat, Employee will disclose and assign to Intelsat all designs, improvements, inventions, and discoveries relating to the business of Intelsat that have originated or will originate in connection with work done for Intelsat, that are made, first reduced to practice, discussed, or conceived by Employee or by Employee jointly with others during any previous or future period of employment with Intelsat. The foregoing obligation to disclose and assign to Intelsat the designs, improvements, inventions, and discoveries of Employee shall apply whether or not they are first reduced to practice, devised, or conceived during regular working hours, or on Intelsat’s premises, and/or at the expense of Intelsat. All such designs, improvements, inventions, and discoveries shall remain Intelsat’s property whether or not so disclosed or assigned and Employee will cooperate fully with Intelsat during and after Employee’s employment in accomplishing the intent of this provision. Per written agreement by and between Intelsat and Employee, Intelsat, at its option, may elect to share royalties accruing to Intelsat resulting from Employee’s efforts as described herein. As to all such designs, improvements, inventions, mask works, and discoveries, Employee will assist Intelsat in every proper way (but at Intelsat’s expense) to obtain and from time to time enforce patents, copyrights, trademarks, trade secrets, and other proprietary rights and protections related to said designs, improvements, inventions, mask works, and discoveries in all countries, and to that end will execute all documents for use in applying for and obtaining such patents, copyrights, trademarks, trade secrets, and other proprietary rights and protections on and enforcing such designs, improvements, inventions, and discoveries, as Intelsat may desire together with any assignments thereof to Intelsat by persons designated by it.

Agreements Presently in Effect

Exhibit 1 is a list and summary of all agreements presently in effect between Employee and others (excepting prior agreements between Employee and Intelsat) relating to any prior employment or right, title, or interest in or to his or her part of future inventions, improvements, discoveries, and new ideas, or to patent applications or patents relating thereto; and he or she warrants that Exhibit 1 is a complete list of such agreements. A copy of each agreement so listed is attached hereto; and if no such list or no such copies are attached, Employee warrants that no such agreements are now in effect.

Patents, Applications, Inventions

Exhibit 2 is a list and summary of all patents issued on inventions made by Employee before entering Intelsat’s employ, all pending applications filed on such inventions, and all such inventions for which no patents have been obtained or applications therefore filed, and he or she warrants that Exhibit 2 is a complete list of such patents, applications, and inventions. All such patents, applications, and inventions so listed are excluded from the operation of this Agreement; and if no such list is attached, Employee warrants that no such patents, applications, or inventions exist.

Non-Applicability

Paragraph C of this Agreement does not apply to an invention which:

1.	Was developed entirely on the Employee’s own time without using Intelsat’s equipment, supplies, facilities, or trade secret information; and

2.	Does not relate at the time of conception or reduction to practice of the invention to Intelsat’s business, or actual or demonstrably anticipated research or development of Intelsat; and

3.	Does not result from any work performed by the employee for Intelsat (California Labor Code, Art. 3.5, Paragraph 2870).

(D)	CONFIDENTIAL INFORMATION

Employee understands that, in the course of his or her employment with Intelsat, he or she will be given access to Confidential Information and trade secrets including, but not limit to, discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flowcharts, research, development, processes, procedures, “know-how,” marketing techniques and materials, marketing and development plans, business plans, merger or acquisition investigations, customer names and other information relating to customers, price lists, pricing policies, and financial information. Confidential Information also includes any information described above which Intelsat obtains from another party and which Intelsat treats as proprietary or designates as Confidential Information, whether or not owned or developed by Intelsat. Employee agrees that during his or her employment by Intelsat and thereafter to hold in confidence and not to directly or indirectly reveal, report, publish, disclose, or transfer any Confidential Information to any person or entity, or utilize any Confidential Information for any purpose, except in the course of Employee’s work for Intelsat. Employee agrees to turn over all copies of Confidential Information in his or her control to Intelsat upon request or upon termination of his or her employment with Intelsat.

(E)	NON-SOLICITATION OF EMPLOYEES

Employee agrees that during his or her employment with Intelsat and for one (1) year thereafter, he or she will not, either directly or indirectly, hire Intelsat employees or former employees (which shall for this purpose include any individual employed by Intelsat at any point during the year preceding such hiring), induce, persuade, solicit or attempt to induce, persuade, or solicit any of Intelsat’s employees to leave Intelsat’s employ, nor will he or she help others to do so except to the extent that any such inducement, persuasion or solicitation or attempt to induce, persuade or solicit a Company employee to leave the Company’s employ during his employment is necessary or desirable as determined by the Executive’s good faith judgment in connection with the performance of the Executive’s duties to the Company as set forth in this Agreement.. This means, among other things, that if Employee’s employment with Intelsat terminates (whether voluntarily or involuntarily), he or she shall refrain for one (1) year from in any way helping any person or entity hire any of his or her former, fellow employees away from Intelsat; provided that the Executive may serve as a reference for such employees and former employees and actions taken by any person or entity with which the Executive is associated if the Executive is not, directly or indirectly, personally involved in any manner in the matter and has not identified such Intelsat-related person or affiliates for soliciting or hiring will not be considered a violation for purposes of this paragraph. This shall not be construed to prohibit general solicitations of employment through the placing of advertisements.

(F)	REASONABLENESS OF RESTRICTIONS AND AT-WILL EMPLOYMENT

Employee acknowledges and agrees that the restrictive covenants contained in this Agreement (1) are necessary for the protection of the Company’s business; (2) will not unduly restrict Employee’s ability to earn a livelihood after termination of employment; (3) are reasonable in time, territory, and scope; and (4) do not provide for any guaranteed term of employment and that employment remains at-will, except as may otherwise be provided in the Employee’s Employment Agreement.

(G)	ASSIGNABILITY

This Agreement may be assigned by the Company in the event of a merger or consolidation of the Company or in connection with the sale of all or substantially all of the Company’s business.

(H)	REFORMATION AND BLUE PENCILING

The covenants of this Agreement shall be severable, and if any of them is held invalid because of its duration, scope of area or activity, or any other reason, Employee agrees that such covenant shall be adjusted or modified by the court to the extent necessary to cure that invalidity, and the modified covenant shall thereafter be enforceable as if originally made in this Agreement.

(I)	MODIFICATION

This Agreement may be modified only by a written document signed by the Chief Executive Officer of Intelsat.

(J)	BREACH OF AGREEMENT

Employee agrees that an impending or existing violation of any of the provisions of this Agreement would cause Intelsat irreparable injury for which it would have no adequate remedy at law, and agrees that Intelsat shall be entitled to obtain injunctive relief prohibiting such violation, in addition to any other rights and remedies available to it at law or in equity, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages.

(K)	ENFORCEMENT OF PROVISIONS

This Agreement and the Employee’s Employment Agreement (1) constitutes my entire agreement with Intelsat with respect to the subject matter hereof, (2) shall be binding on my heirs, executors, administrators, and legal representatives, and (3) shall inure to the benefit of Intelsat’s successors and assignees.

(L)	GOVERNING LAW

This Agreement shall be governed, construed, and enforced in accordance with the laws of the District of Columbia.

IN WITNESS HEREOF, Employee has caused this Agreement to be duly executed.

Date:

Signature:

Employee Name (Printed):

Mailing Address:

EXHIBIT 1

Agreements Presently in Effect

Attached hereto is a list and summary of all agreements presently in effect between the Employee and others relating to any prior employment or to any right, title, or interest in or to his or her part or future inventions, improvements, discoveries, and new ideas, or to patent applications or patents relating thereto; and he or she warrants that this is a complete list of such agreements. A copy of each agreement so listed is also attached hereto; and if no such list or no such copies are attached, the Employee warrants that no such agreements are in effect.

EXHIBIT 2

Patents, Applications, Inventions

Attached hereto is a list and summary of all patents issued or inventions made by the Employee before entering the Employee’s employ, all pending applications filed on such inventions, and all such inventions for which no patents have been obtained or applications therefore filed and he or she warrants that this is a complete list of such patents, applications, and inventions. All such patents, applications, and inventions so listed are excluded from the operations of this Agreement, and if no such list is attached, the Employee warrants that no such patents, applications, or inventions exist.

EXHIBIT C

Summary of Benefits for General Counsel

The following descriptions are summaries only and the benefits are subject to the terms of the Company’s benefit plan documents, as they may be amended from time to time.

1.	401(k) – fixed contribution of 2% of compensation, plus a discretionary contribution of 0 – 4% of compensation based upon Company performance, plus a Company match of 100% of employee deferrals up to 5% of compensation (subject to IRS limits)

2.	Medical/Prescription Drug – coverage for the employee and eligible family members with options, depending on state of residence, for an HMO or PPO plan; all plans require employee contributions of differing levels; reimbursement levels, co-payments and contribution levels vary based upon the plan type and dependent coverage selected

3.	Dental – coverage for the employee and eligible family members which includes $2,000 per year for basic and preventative care and a lifetime maximum of $2,000 for orthodontia

4.	Vision – coverage for the employee and eligible family members that provides benefits for expenses associated with eye exams, lenses, frames, contact lenses and other related vision care.

5.	Basic Life Insurance — $50,000 of life insurance provided at Company cost and additional insurance (up to 5 times base salary or $900,000, whichever is less) at employee cost; plan includes additional coverage for accidental death and dismemberment at the same level ($50,000 of Company-paid and additional coverage at employee option)

6.	Executive Life Insurance – supplemental life insurance in the amount of 3 times base salary provided at Company cost (value of premiums deemed income to executive)

7.	Personal Excess Liability Insurance – umbrella insurance policy for personal liability providing up to $10,000,000 coverage per occurrence and $2,000,000 excess uninsured motorist protection per occurrence (value of premiums deemed income to executive)

8.	Executive Physical – comprehensive annual medical screening through executive physical program at Johns Hopkins University medical center at Company cost

9.	Car/Club/Financial Planning Allowance – $20,000 per year, paid in bi-weekly pay check, to cover a club membership, car allowance and financial/tax planning expenses.

10.	Paid Holidays – nine paid holidays as set forth in the employee handbook and one floating holiday of the employee’s choice\

11.	Annual Leave – five weeks of paid vacation (200 hours, accrued in equal amounts on the last day of each pay period; subject to a cap of one year’s accrual plus 5 days).

12.	Sick Leave – 10 days (80 hours) accrued each year to be used for the employee’s own illness or injury, the illness or injury of an immediate family member, or any other valid purpose under the Family and Medical Leave Act

13.	Short Term Disability – Company paid benefit of 100% of base compensation provided for disability for up to 6 months, at no cost to employee

14.	Long Term Disability – 60% of base compensation up to a maximum of $15,000/month provided for disability lasting longer than 6 months; premiums paid by Company (benefits can be taxable or non-taxable based upon employee election to recognize the premium payments as income)

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EXHIBIT D

PARACHUTE TAX INDEMNITY PROVISIONS

This Exhibit D sets forth the terms and provisions applicable to the Executive pursuant to the provisions of Section 4.11 of the Agreement. This Exhibit D shall be subject in all respects to the terms and conditions of the Agreement. Capitalized terms used without definition in this Exhibit D shall have the meanings set forth in the Agreement.

(a) So long (i) as the Company is described in Section 280G(b)(5)(A)(ii)(I) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the Sponsor Shareholders (as such term is defined in that certain Management Shareholders Agreement of Intelsat Global, Ltd. effective as of February 4, 2008) control more than 75% of the voting power of the Company entitled to vote as described in as described in Section 280G(b)(5)(B)(i) of the Code and related Treasury regulations (the “75% Voting Power”), and to the extent that the Executive would otherwise be eligible to receive a payment or benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, the Executive’s employment with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets (any such payment or benefit, a “Parachute Payment”), that would be subject to excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then if the Executive executes a waiver of the portion of such excess parachute payments such that all non-waived payments would not be subject to the Excise Tax, the Company shall agree to seek approval of its stockholders in a manner that complies with Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1 such that if such stockholder approval is obtained the waived payments shall be restored. For the avoidance of doubt, the Executive has no obligation to waive under this clause (a).

(b) So long as the Company is described in Section 280G(b)(5)(A)(ii)(I) of the Code and if (i) the Sponsor Shareholders no longer control the 75% Voting Power and (ii) it is determined by a nationally recognized United States public accounting firm selected by the Company and approved by the Executive (which approval shall not be unreasonably withheld) (the “Accountants”) that the Executive shall become entitled to a Parachute Payment, which Parachute Payment will be subject to the Excise Tax, subject to clause (d) below, then the Company shall pay to the Executive at the time specified below an additional payment (a “Partial Gross-Up Payment”) equal to the Excise Tax imposed on the Parachute Payment; provided, however, for the avoidance of doubt, that the Company shall not pay to the Executive any additional payment or payments for any federal, state or local income taxes on the Parachute Payment or the Partial Gross-Up Payment, including any Excise Tax imposed on the Partial Gross-Up Payment; provided, further, for the avoidance of doubt, nothing in this clause (b) shall prevent the Executive from waiving a portion of any excess parachute payments (including the Partial Gross-Up Payment) such that all non-waived payments would not be subject to the Excise Tax, and, if the Executive executes such a waiver, the Company agrees to seek approval of its stockholders in a manner that complies with Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1 such that if such stockholder approval is obtained the waived payments shall be restored.

(c) If the Company is not described in Section 280G(b)(5)(A)(ii)(I) of the Code, and if its is determined by the Accountants that the Executive shall become entitled to a

Parachute Payment, which Parachute Payment will be subject to the Excise Tax, subject to clause (d) below, then the Company shall pay to the Executive at the time specified below additional payments (a “Full Gross-Up Payment” and together with the Partial Gross-Up Payment, the “Gross Up Payments”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Parachute Payment and any U.S. federal, state, and local income or payroll tax upon the Full Gross-Up Payment shall be equal to the Parachute Payment.

(d) For purposes of determining whether any of the Parachute Payments and Gross-Up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Accountants, such Total Payments (in whole or in part): (1) do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1, Q&A 33, (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or (3) are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(e) All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and the Executive at such time as it is requested by the Company or the Executive. The determination of the Accountants shall be final and binding upon the Company and the Executive.

(f) For purposes of determining the amount of the Partial Gross-Up Payment or the Full Gross-Up Payment, the Executive’s marginal blended actual rates of federal, state and local income taxation in the calendar year in which the change in ownership or effective control that subjects Executive to the Excise Tax occurs shall be used. The federal tax returns filed by the Executive (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accountants with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment (provided that the Executive may delete information unrelated to the Parachute Payment or Excise Tax and provided, further that the Company at all times shall treat such returns as confidential and use such return only for purpose contemplated by this paragraph). In the event that the Excise Tax is subsequently determined by the Accountants or the Internal Revenue Service to be less than the amount taken into account hereunder at the time the Partial Gross-Up Payment or Full Gross-Up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Partial Gross-Up Payment or Full Gross-Up Payment attributable to such reduction (plus the portion of the Full Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Full Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event that any portion of the Gross-Up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Executive’s claim for refund or credit is denied.

(g) In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Partial Gross-Up Payment or Full Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Partial Gross-Up Payment or Full Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) promptly after the amount of such excess is finally determined.

(h) The Partial Gross-Up Payment or Full Gross-Up Payment or portion thereof provided for above shall be paid not later than the sixtieth (60th) day following an event which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Partial Gross-Up Payment or Full Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code, subject to further payments pursuant to clause (g) above, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth (90th) day after the occurrence of the event subjecting the Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, subject to clauses (f) and (l), such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(i) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive but the Executive shall control any other issues. In the event that the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and his representative shall cooperate with the Company and its representative.

(j) The Company shall be responsible for all charges of the Accountants.

(k) The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit D.

(l) Nothing in this Exhibit D is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Executive and the repayment obligation null and void.

(m) Notwithstanding the foregoing, any payment or reimbursement made pursuant to this Exhibit D shall be paid to the Executive promptly and in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by the Executive or where no taxes are required to be remitted, the end of the Executive’s calendar year following the Executive’s calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

(n) The provisions of this Exhibit D shall survive the termination of the Executive’s employment with the Company for any reason and any amount payable under this Exhibit D shall be subject to the provisions of Section 8 of the Agreement.

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